                                                                     EXHIBIT 3.3



                              AMENDED AND RESTATED

                          LIMITED PARTNERSHIP AGREEMENT

                                       FOR

                   PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP



                                  By and Among

                       PRODIGY COMMUNICATIONS CORPORATION

                        SBC INTERNET COMMUNICATIONS, INC.

                                       and

                         PRODIGY TRANSITION CORPORATION

                            Dated as of May 31, 2000

                                TABLE OF CONTENTS
                                -----------------

                                                                  PAGE NO.
                                                                  --------

ARTICLE 1   OFFICES AND PURPOSES; DEFINITIONS.....................   1

       1.1  Principal Office......................................   1
       1.2  Registered Office and Agent...........................   1
       1.3  Purposes and Powers...................................   2
       1.4  Definitions...........................................   2

ARTICLE  2  PARTNERS AND FINANCIAL MATTERS........................   6

       2.1  Identity of Partners..................................   6
       2.2  Limitation of Liability of Partners...................   6
       2.3  Initial Capital Contributions.........................   7
       2.4  Additional Capital Contributions......................   7
       2.5  Initial Percentage Interests and Units................   7
       2.6  Withdrawals of Capital; Interest......................   7
       2.7  Tax Classification and Treatment......................   7
       2.8  Tax Allocations and Capital Accounts..................   7
       2.9  Distributions.........................................  11
      2.10  Accounting and Books of Account.......................  12
      2.11  Tax Returns...........................................  12
      2.12  Banking...............................................  13
      2.13  Tax Matters Partner...................................  13
      2.14  Reports...............................................  13
      2.15  Freedom of Action.....................................  13
      2.16  Tax Elections and Accounting..........................  15

ARTICLE 3   MANAGEMENT............................................  15

       3.1  General Partner.......................................  15
       3.2  Officers..............................................  17

ARTICLE 4   ACTIONS BY PARTNERS...................................  17

       4.1  Meetings..............................................  17
       4.2  Quorum for Meetings and Vote of the Partners..........  17
       4.3  Written Action without a Meeting; Telephone Meetings..  18
       4.4  Proxies...............................................  18

ARTICLE 5   DISSOLUTION AND LIQUIDATION...........................  18

       5.1  Events of Dissolution.................................  18
       5.2  Procedure Upon Dissolution............................  18
       5.3  Liquidating Trustee...................................  19

       5.4  Powers of the Liquidating Trustee.....................  19
       5.5  Duties of Liquidating Trustee.........................  20
       5.6  Withdrawal of Limited Partners........................  21
       5.7  Indemnification of Liquidating Trustee................  21
       5.8  Contributions for Deficiencies........................  21

ARTICLE 6   INDEMNIFICATION.......................................  21

       6.1  General...............................................  21
       6.2  Nonexclusivity........................................  22
       6.3  Enforcement...........................................  22
       6.4  Insurance.............................................  22

ARTICLE  7  TRANSFERABILITY OF UNITS..............................  23

       7.1  Transfer of Units.....................................  23
       7.2  Transfer of General Partner Interests.................  23

ARTICLE 8  UNITS; CERTIFICATES                                      23

       8.1  Certificates..........................................  23
       8.2  Lost or Destroyed Certificates........................  24
       8.3  Transfer of Units.....................................  24
       8.4  Exchange of Units.....................................  24
       8.5  Combinations and Subdivisions.........................  26
       8.6  Incentive Plans; Registered and Private Offerings.....  26

ARTICLE 9  MISCELLANEOUS                                            27

       9.2  Governing Law.........................................  28
       9.3  Counterparts..........................................  28
       9.4  Headings; Recitals....................................  28
       9.5  Integration...........................................  28
       9.6  Severability..........................................  28
       9.7  Notices...............................................  28
       9.8  Further Assurances....................................  30
       9.9  No Third Party Beneficiaries..........................  30
       9.10  Assignment............................................  30
       9.11  Successors and Assigns................................  30
       9.12  No Agency.............................................  30
       9.13  Consent to Jurisdiction; Venue; WAIVER OF JURY TRIAL..  30
       9.14  Equitable Remedies....................................  31
       9.15  Principles of Construction............................  31
       9.16  No Waiver of Rights...................................  32
       9.17  Force Majeure.........................................  32
       9.18  Negotiated Terms......................................  32

                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT

                 FOR PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

     THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (as amended from time to time in accordance with its terms, this "Agreement"), dated as of May 31, 2000, by and among Prodigy Communications Corporation, a Delaware corporation (in its capacity as general partner of the Partnership, together with any additional or substitute general partners of the Partnership, the "General Partner" or "Public Corp."), Prodigy Transition Corporation, a Delaware corporation (the "Prodigy Limited Partner"), and SBC Internet Communications, Inc., a Delaware corporation (the "SBC Limited Partner"). This Agreement constitutes the "limited partnership agreement" for PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP (the "Partnership"), a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the "Act"). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Investment Agreement (as defined below).

     WHEREAS, the Partnership was formed as a limited partnership pursuant to the Act by the filing of a Certificate of Limited Partnership with the Office of the Secretary of State of Delaware on November 19, 1999, and in connection therewith, the General Partner and the Prodigy Limited Partner entered into a Limited Partnership Agreement of the Partnership, dated as of November 19, 1999 (the "Original Partnership Agreement");

     WHEREAS, the parties hereto desire to amend and to restate the Original Partnership Agreement to provide for the admission of the SBC Limited Partner, as a Limited Partner, and to establish the respective rights and obligations of the Limited Partners and the General Partner with respect to the Partnership.

     Now therefore, in consideration of the respective covenants and agreements contained herein, the Original Partnership Agreement is hereby amended and restated in its entirety as follows:

                                   ARTICLE 1


                       OFFICES AND PURPOSES; DEFINITIONS

     1.1  Principal Office.
          ----------------

     The principal office of the Partnership shall be located at such place as may be determined by the General Partner. The principal office may be changed by the General Partner at any time. The Partnership may have such other offices as the General Partner may designate or as the business of the Partnership may from time to time require.

     1.2  Registered Office and Agent.
          ---------------------------

     The registered office of the Partnership, as required by the Act to be maintained in the State of Delaware, shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the original registered agent at such address shall be The Corporation Trust Company. The registered office and registered agent may be changed from time to time by the General Partner and by the filing of the prescribed forms with and the payment of any prescribed fees to the Delaware Secretary of State.

     1.3  Purposes and Powers.
          -------------------

          The Partnership has been formed for the following purposes:

          (i) To create, manage, operate and market an Internet access service providing broadband and narrowband Internet access targeted at consumers and small businesses in the United States and to engage in any and all legal action in furtherance thereof; and

          (ii) Subject to Sections 2.1 and 3.1 of the By-Laws, the Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes and the Business, and shall have, without limitation (other than the limitations imposed by Sections 2.1 and 3.1 of the By-Laws), any and all of the powers that may be exercised on behalf of the Partnership by the General Partner pursuant to this Agreement.

     1.4  Definitions.
          -----------

     As used herein, the following terms have the following meanings:

     "Affiliate" of any specified Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the specified Person.

     "Bankruptcy" means with respect to any Person (a) the entry of a decree or order by a court having jurisdiction in the premises judging such Person bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjudication or composition of or in respect of such Person under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or (b) the institution by such Person of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of such Person or of any substantial part of its property or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by such Person in furtherance of any such action.

     "Book Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes; provided, however, (i) the initial Book Value of any asset contributed to the Partnership shall be adjusted to equal its gross fair market value at the time of its contribution and (ii) the Book Values of all assets held by the Partnership shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) upon an adjustment to the Capital Accounts of the Partners described in Section 2.8(a)(v). The Book Value of any asset whose Book Value was adjusted pursuant to the preceding sentence thereafter shall be adjusted in accordance with the provisions of Treasury Regulations Section 1.704-1 (b)(2)(iv)(g).

     "Business" means the business of the Partnership as specified in the Business Plan as of the date of determination.

     "Business Day" means any day other than Saturday, Sunday or a day on which banks in the City of New York, New York are authorized or obligated by law or executive order to close.

     "Business Plan" means the two-year operating plan of the Partnership (including the then-current (i) Development Plan and (ii) Marketing Plan)(as defined in the Strategic Agreement)) and each subsequent two-year operating plan of the Partnership.

     "By-laws" mean the Amended and Restated By-Laws of Public Corp., as adopted on the Closing Date.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership as duly filed with the Secretary of State of the State of Delaware on November 19, 1999 pursuant to the Act, as amended or restated from time to time.

     "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of Public Corp. as filed on the Closing Date with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law and in accordance with Investment Agreement, as amended or restated from time to time.

     "Class A Common Stock" shall have the meaning assigned in the Certificate of Incorporation.

     "Code" means the Internal Revenue Code of 1986, as amended as of the date hereof.

     "Control," including its various tenses and derivatives (such as "Controlled"), means, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

     "Investment Agreement" means the Investment, Issuance, Contribution and Assumption Agreement, dated as of November 19, 1999, by and among SBC Communications Inc., a Delaware corporation ("SBC"), the SBC Limited Partner, Public Corp., the Prodigy Limited Partner and the Partnership, as amended from time to time.

     "Limited Partners" means, at any time on and after the date hereof, each of the SBC Limited Partner and the Prodigy Limited Partner, if at such time it owns a Partnership Interest in the Partnership, and any additional or substitute limited partners of the Partnership admitted in accordance with this Agreement.

     "Liquidating Trustee" means the liquidating trustee of the Partnership provided for in Section 5.3 hereof.

     "Net Income" and "Net Loss" for any taxable period shall mean the Taxable income or loss, as the case may be, of the Partnership for such period determined in accordance with Code Section 703(a) computed with the following adjustments:

          (i) Items of gain, loss, and deduction shall be computed based upon the Book Values of the Partnership's assets (in accordance with Treasury Regulation Section 1.704(b)(2)(iv)(g) and/or 1.704-3(d)) rather than upon the assets' adjusted bases for federal income tax purposes;

          (ii) Any tax exempt income received by the Partnership shall be included as an item of gross income;

          (iii) The amount of any adjustments to the Book Values of any assets of the Partnership pursuant to Code Section 743 shall not be taken into account;

          (iv) Any expenditure of the Partnership described in Code Section 705(a)(2)(B)(including any expenditure treated as being described in Code
     Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section 704(b)) shall be treated as a deductible expense;

          (v) The amount of items of income, gain, loss, or deduction specially allocated to any Partners pursuant to Sections 2.8(d), 2.8(e), and 2.8(f) shall not be included in the computation; and

          (vi) Except as provided in Sections 2.8(d), (e), or (f), if the Partnership at any time distributes any of its assets in kind to any Partner, the amount of any items of income, gain, loss and deduction that would be realized by the Partnership if it sold the assets that were distributed at their respective fair market values (taking Code Section 7701(g) into account) immediately prior to their distribution shall be taken into account.

     "Partners" mean, at any time on and after the date hereof, the General Partner, the SBC Limited Partner, the Prodigy Limited Partner and any other Person admitted to the Partnership as a partner.

     "Partnership Interest" means, the interest representing a Partner's interest in the Partnership.

     "Percentage Interest" means a Partner's aggregate percentage interest in the Partnership as determined by dividing the number of Units owned by such Partner by the number of Units then owned by all Partners. The Percentage Interests of the Partners as of the effective date of the Agreement are set forth in Section 2.5.

     "Person" means a natural person, a corporation, a limited liability company, a partnership, a trust, a joint venture, any governmental authority, or any other entity or organization.

     "Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are in effect on the date hereof.

     "Retail ISP Service" means any service for consumers and small businesses using any transport at any speed via any device providing connectivity to the Internet anywhere in the United States via a single IP address at any one time, integrated with the provision of e-mail services, access to Usenet newsgroup, chat or instant messaging and a default screen linking to an aggregation of a broad variety of Internet-based content and excludes any Web hosting services.

     "Strategic Agreement" means the Strategic and Marketing Agreement, dated as of November 19, 1999, by and among SBC, the SBC Limited Partner, Public Corp. and the Partnership, as amended from time to time.

     "Subscriber" means with respect to any Retail ISP Service, a subscriber that has remained a subscriber for at least one monthly billing cycle (excluding any unpaid trial period) and has paid at least one monthly bill.

     "Transfer" means any disposition of all or a portion of a Partnership Interest (legal or equitable) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, by sale, assignment, put, transfer, distribution, gift, bequest or disposal.

     "Unit" means an interest (or portion thereof) of a Partner or an assignee in the Partnership representing such fractional part of the interests of all Partners or assignees pursuant to this Agreement as is equal to the quotient of one divided by the number of outstanding Units in the Partnership. The number of Units initially issued to, and the Percentage Interest held by, each Partner are set forth on Schedule 2.5 attached hereto. The General Partner shall modify
Schedule 2.5 attached hereto from time to time to reflect changes in Units and Percentage Interests held by the Partners or assignees due to Transfers of Units or other events permitted by the terms of this Agreement.

     In addition, the following terms are defined in the following Sections of this Agreement:

  Term                                      Reference
  ----                                      ---------
  Act                                       Introduction
  Agreement                                 Introduction
  Another Enterprise                        6.1
  Book Capital Account                      2.8(a)(i)
  Capital Accounts                          2.8(a)(iii)
  Capital Call                              2.4(a)
  Capital Call Notice                       2.4(a)
  Covered Person                            2.15(d)
  Event of Dissolution                      5.1
  General Partner                           Introduction
  Imputed Capital Account                   2.8(a)(ii)
  Indemnitees                               6.1

  Objection Notice                          2.11
  Officers                                  3.2
  Other Enterprise                          6.1
  Partner                                   Introduction
  Partnership                               Introduction
  Partnership Tax Returns                   2.11
  Proceeding                                6.1
  Prodigy Limited Partner                   Introduction
  Public Corp.                              Introduction
  Relevant Tax Audits                       2.13
  Revaluation                               2.8(e)
  SBC                                       1.4
  SBC Limited Partner                       Introduction
  Securities Act                            8.1
  Tax Matters Partner                       2.13

                                   ARTICLE 2

                         PARTNERS AND FINANCIAL MATTERS

     2.1  Identity of Partners
          --------------------

       Without the need for any additional action on the part of any Person,
(i) Public Corp. shall continue to be a general partner of the Partnership, (ii) the Prodigy Limited Partner shall continue to be a limited partner of the Partnership and (ii) the SBC Limited Partner is hereby admitted as a limited partner of the Partnership. The Partners shall consist of the General Partner and the Limited Partners. Subject to the prior written consent of the Partners, but subject to Article 7, a new Person may be admitted from time to time as a Limited Partner; provided, however, that each such new Limited Partner shall execute an appropriate supplement to this Agreement pursuant to which the new Limited Partner agrees to be bound by and subject to all of the terms and conditions of this Agreement. Admission of a new Limited Partner shall not be cause for the dissolution of the Partnership.

     2.2  Limitation of Liability of Partners
          -----------------------------------

       Except as otherwise provided for herein and in the Act, no Limited Partner (in its capacity as Limited Partner) shall be required under any circumstance to contribute to the capital of the Partnership any amount beyond that amount required pursuant to this Article 2, nor shall any Limited Partner (in its capacity as a Limited Partner) be obligated to lend any funds to the Partnership. No Limited Partner (in its capacity as a limited partner of the Partnership) shall have any obligation with respect to any debts, obligations or liabilities of the Partnership whether arising in contract, tort or otherwise. No Limited Partner, in its capacity as such, except as otherwise provided herein, shall take part in the day-to-day management, operation or control of the business and affairs of the Partnership. The Limited Partners shall not have any right, power or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership. A Limited Partner shall have no rights other than those specifically provided herein or granted by law. A Limited Partner and its Affiliates or an employee, agent, director or officer thereof may also be an employee, agent, director or officer of the Partnership or the General Partner. The existence of these relationships and acting in such capacities will not result in a Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the liability of the Limited Partner or the Person so acting.

     2.3  Initial Capital Contributions
          -----------------------------

       Each of the Partners shall make an initial capital contribution to the Partnership, to which Code Section 721 will apply, of the assets and liabilities set forth in Article II of the Investment Agreement.

     2.4  Additional Capital Contributions
          --------------------------------

       Except as provided in Section 2.3 hereof or this Section 2.4, no Partner shall have any obligation to make any capital contribution to the Partnership. In the event that the Limited Partners determine that the Partnership needs additional capital to satisfy its business objectives, the General Partner shall make a capital call (a "Capital Call") to the Partners by delivering to each such Partner a written notice (a "Capital Call Notice") specifying the amount of such Capital Call, the time and manner for satisfying such Capital Call and the proposed use of the proceeds thereof. The General Partner shall have the authority to specify any penalties or consequences to be imposed on defaulting Partners.

     2.5  Initial Percentage Interests and Units
          --------------------------------------

       Once the initial capital contributions have been made pursuant to
Section 2.3 hereof, the Partners shall have the following respective Percentage Interests and Units in the Partnership (as also set forth on Schedule 2.5 hereto which schedule may be modified by the General Partner from time to time in accordance with the terms of this Agreement):

                                       Percentage Interest            Units
                                       -------------------            -----
     Public Corp.                          1%                       1,216,497
     Prodigy Limited Partner              56.382857333%            68,589,583
     SBC Limited Partner                  42.617142756%            51,843,631

     2.6  Withdrawals of Capital; Interest.
          ---------------------------------

     Except as otherwise provided herein, no Partner shall have the right to withdraw any part of its capital contributions to the Partnership without the consent of the other Partners. No interest shall be paid on or on account of any capital contributions to the Partnership.

     2.7  Tax Classification and Treatment.
          --------------------------------

     It is the intention of the Partners that the Partnership will be classified as a partnership for purposes of federal and any state income tax law. The General Partner is authorized to make any election it may deem to be prudent to maintain partnership classification. The Partnership shall take all reasonable actions to prevent its being treated as a "publicly traded partnership" under Code Section 7704.

     2.8  Tax Allocations and Capital Accounts.
          ------------------------------------

          (a)  Capital Account Maintenance.
               ---------------------------

          (i) A "Book Capital Account" shall be maintained for each Partner and shall be adjusted from time to time thereafter in accordance with the terms of this Agreement. The Partners agree that for the purposes of determining the initial Book Capital

Accounts, the fair market values of all of the assets contributed pursuant to the Investment Agreement is as set forth on Schedule 2.8(a)(i).

          (ii) An "Imputed Capital Account" shall be maintained for each Partner and shall be adjusted from time to time in accordance with the terms of this Agreement. Initially, the Imputed Capital Account of each Partner shall be credited with the amounts set forth with respect to such Partner in Schedule 2.8(a)(ii).

          (iii) The Book Capital Accounts and the Imputed Capital Accounts of each Partner (together, the "Capital Accounts") shall be increased by (A) the amount of any cash and the fair market value of any property contributed by such Partner to the Partnership, net of any liabilities of the Partner assumed by the Partnership or to which property contributed by the Partner to the Partnership was subject, pursuant to this Agreement and (B) such Partner's share of Net Income allocated to such Partner pursuant to Section 2.8(b) hereof and, without duplication, of any other items in the nature of losses or deductions separately allocated to the Partners, and decreased by (C) the amount of cash or the fair market value of any property, net of any liabilities assumed by the Partner or to which such property is subject under Section 752 of the Code, distributed to such Partner pursuant to this Agreement and (D) such Partner's share of Net Loss allocated to such Partner pursuant to Section 2.8(c) hereof and, without duplication, of any other items in the nature of losses or deductions separately allocated to the Partners.

          (iv) The Capital Accounts shall be maintained in accordance with the Regulations implementing Section 704(b) of the Code as currently in effect to the extent applicable and to the extent, if any, that any required adjustments thereunder are not otherwise effected through any allocations made pursuant to this Agreement.

          (v) Upon a revaluation required pursuant to Section 2.8(e), the Book Capital Account balance of each Partner shall be adjusted to the extent provided under Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the Partner's allocable share as determined under Section 2.8(e) of items of gain or loss that would be realized by the Partnership if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) on the day of the adjustment.

          (vi) In the event any Units in the Partnership are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Units.

      (b) Net Income. After giving effect to the special allocations set forth in Section 2.8(d), (e) and (f) hereof, Net Income for any fiscal year shall be allocated in the following order of priority:

          (i) First, 100% to the Partners in proportion to and to the extent of the excess, if any, of (A) the cumulative Net Loss allocated to each such Partner pursuant to Section 2.8(c)(ii) hereof for all prior fiscal years, over
(B) the cumulative Net Income allocated to each such Partner pursuant to this
Section 2.8(b)(i) for all prior fiscal years; and

         (ii) The balance, if any, to the Partners pro rata in accordance with the respective Percentage Interests held by them.

          (c) Net Loss. After giving effect to the special allocations set forth in Section 2.8(d), (e) and (f) hereof, Net Loss for any fiscal year shall be allocated in the following order of priority:

             (i) First, 100% to the Partners in proportion to and to the extent of the excess, if any, of (1) the cumulative Net Income allocated to each such Partner pursuant to Section 2.8(b)(ii) hereof for all prior fiscal years, over
(2) the cumulative Net Loss allocated to each such Partner pursuant to this
Section 2.8(c)(i) for all prior fiscal years; and

             (ii) The balance, if any, to the Partners pro rata in accordance with the respective Percentage Interests held by them.

          (d) Certain Allocations upon Distributions. Notwithstanding anything to the contrary herein, any allocation of items of gain, income, deduction or loss made with respect to the accounting period ending immediately prior to a distribution of Partnership capital in connection with the liquidation or winding-up of the Partnership or a sale of the Partnership or of all or substantially all of the assets of the Partnership shall be allocated, first, among the Partners' Book Capital Accounts to the extent necessary to cause each such Partner's Book Capital Account to equal such Partner's Imputed Capital Account after giving effect to all such allocations for such accounting period and, then, ratably in accordance with the respective Percentage Interests.

          (e) Revaluation. Notwithstanding anything to the contrary herein other than Section 2.8(d), the General Partner shall be required to revalue the Partnership's property upon (i) the contribution of more than a de minimis amount of cash or other property to the Partnership, (ii) the distribution of more than a de minimis amount of cash or other property to a Partner as consideration for the redemption, repurchase or discharge of an interest in the Partnership or (iii) the liquidation, winding up or incorporation of the Partnership (in any such case, a "Revaluation"). Notwithstanding anything to the contrary herein other than Section 2.8(d), any gain or loss resulting directly from such Revaluation shall be allocated for the period in which such Revaluation occurs, first, among the Partners' Book Capital Accounts to the extent necessary to cause each such Partner's Book Capital Account to equal such Partner's Imputed Capital Account and, thereafter, ratably in accordance with their respective Percentage Interests. Notwithstanding anything to the contrary herein other than Section 2.8(d), any such Revaluation shall be made in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) and Net Income (Loss) shall thereafter be determined in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(g). For the purposes of this
Section 2.8(e), the aggregate value of the Partnership's property shall be determined by an independent investment banker or national accounting firm selected by SBC or in a manner otherwise agreed upon between the General Partner and the SBC Limited Partner.

          (f) Regulatory Allocations. Section 704 of the Code and the Regulations issued thereunder as currently in effect, including, without limitation, the provisions of such Regulations addressing qualified income offset provisions, minimum gain charge back requirements and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt, are hereby incorporated by reference. If any allocation is required by the first sentence of this Section 2.8(f) (the "Original Allocation"), special offsetting allocations of other items of Partnership income, gain, loss and deduction shall be made as rapidly as possible so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the allocations made under the first sentence of this Section 2.8(f) had not been made; provided, however, that no such special offsetting allocations shall be made if (i) the Original Allocation had the effect of offsetting a prior Original Allocation, or (ii) the Original Allocation (in the opinion of the Partnership's accountants) likely will be offset by another Original Allocation in the future (e.g., an Original Allocation of "nonrecourse deductions" that likely will be offset by a subsequent "minimum gain chargeback").

          (g)  Tax Allocations.
               ---------------

          (i) Except as otherwise provided in this Section 2.8(g), for federal, state and local income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 2.8(b) through (f) hereof.

          (ii) Income, gain, loss or deductions of the Partnership shall, solely for income tax purposes, be allocated among the Partners in accordance with
Section 704 (c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted bases of the assets of the Partnership and their respective fair market values in accordance with the traditional method set forth in Section 1.704-3(b) of the Treasury Regulations.

          (h) If the amount of income or loss allocable under Section 2.8(d) or
Section 2.8(e) is insufficient to allow the Book Capital Account balance of each Partner to equal such Partner's Imputed Capital Account balance, such income or loss shall be allocated among the Partners in such a manner as to decrease the differences between the Partners' respective Book Capital Account balances and their respective Imputed Capital Account balances in proportion to such differences.

          (i) In the event that a Partner acquires an interest in the Partnership either by Transfer from another Partner or by acquisition from the Partnership, the Partnership shall close its books as of the date of the acquisition and (i) Net Income, Net Loss, gross income, nonrecourse deductions and items thereof computed for the portion of the year ending as of the end of the day on the date of the acquisition shall be allocated among the Partners without regard to such acquisition, and (ii) Net Income, Net Loss, gross income, nonrecourse deductions and items thereof computed for the portion of the year commencing on the day following the acquisition shall be allocated among the Partners taking into account such acquisition. For purposes of determining the date on which the acquisition occurs, the Partnership may make use of any convention allowable under Section 706(d) of the Code.

          (j) Timing of Allocations. Allocations of Net Income and Net Loss provided for in this Section 2.8 shall generally be made as of the end of the fiscal year of the Partnership; provided, however, that allocation of items of Net Income and Net Loss described in clause (vi) of the definition of "Net Income" and "Net Loss" shall be made at the time deemed realized as described therein.

     2.9  Distributions.
          -------------

          (a) General. Subject to Sections 2.9(b), 2.9(d), 2.9(e) and 5.2 hereof, distributions shall be made by the General Partner on behalf of the Partnership at such times and in such amounts as the Partners shall determine.

          (b) Allocation of Amounts Distributed. Except as provided in Sections 2.9(d) and 2.9(e) and Article 5 hereof, any amounts distributed by the Partnership hereunder shall be distributed to the Partners pro rata in accordance with their respective Percentage Interests.

          (c) Withholding Taxes. Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Sections 1441, 1442, 1445 or 1446. Any amount paid on behalf of or with respect to a Partner pursuant to the preceding sentence shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within 15 days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner, or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Partner. In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this Section 2.9(c) when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Partner and in such event shall be deemed to have loaned such amount to such defaulting Partner. Until repayment of such loan, the General Partner (i) shall have a security interest in such defaulting Partner's Partnership Interest and (ii) shall succeed to all rights and remedies of the Partnership as against such defaulting Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Partner hereunder shall bear interest at the lower of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points and (ii) the maximum lawful rate from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each defaulting Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

          (d) Limitations on Distributions. Notwithstanding anything to the contrary contained in this Agreement, the Partnership and the General Partner, on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

          (e) Tax Distributions. Notwithstanding the foregoing provisions of
Section 2.9, on or before March 15 of each fiscal year commencing after the date hereof during the term of this Agreement, the Partnership shall distribute (i) to the General Partner, in cash, an amount equal to the General Partner's actual tax liability attributable to the income of the Partnership that was allocated to the General Partner (without giving effect to consolidation with the Prodigy Limited Partner) in the immediately preceding taxable year, (ii) to the Prodigy Limited Partner, in cash, an amount equal to the Prodigy Limited Partner's actual tax liability attributable to the income of the Partnership that was allocated to the Prodigy Limited Partner (without giving effect to consolidation with the General Partner) in the immediately preceding taxable year, and (iii) to the SBC Limited Partner, in cash, an amount sufficient to make all distributions pursuant to this Section 2.9(e) pro rata among the Partners, in accordance with their Percentage Interests; provided, however, that any distributions required to be made to the Partners pursuant to this Section 2.9(e) shall be required to be so made by the Partnership only to the extent of cash available therefor, and thc Partnership shall not be required to dispose of assets outside of the ordinary course of business or engage in any other extraordinary transactions in order to obtain the cash necessary for such distributions. Amounts distributed to a Partner pursuant to the immediately preceding sentence shall be treated as advances against amounts distributable to it pursuant to Section 2.9(b) or
Section 5.2 and shall, accordingly, reduce the amounts otherwise to be distributed to the Partner pursuant to such Sections in the future.

          (f) Distributions Upon Transfer or Admission. In the event that a Partner acquires an interest in the Partnership either by Transfer from another Partner (subject to the provisions of Article 7) or by acquisition from the Partnership, the Partnership shall close its books as of the date of the acquisition and (i) all distributions attributable to the portion of the year ending as of the end of the day of the date of the acquisition shall be made to the Partners without regard to such acquisition, and (ii) all distributions attributable to the portion of the year commencing on the day following the date of the acquisition shall be made to the Partners taking into account such acquisition. The date on which the acquisition occurs shall be determined in a manner consistent with the last sentence of Section 2.8(i).

     2.10  Accounting and Books of Account
           -------------------------------

       The accounts, books and records of the Partnership shall be maintained at the principal office of the Partnership and shall be open for inspection, copying and audit upon reasonable notice by any of the Partners or their duly authorized representatives (at the expense of any such Partners) during reasonable business hours, irrespective of any requirements or limitations set forth in Section 17-305 of the Act. The Partnership's books shall be closed and balanced at the end of each month. Each Partner represents that it is not a "foreign partner" within the meaning of Code Section 1446(e).

     2.11  Tax Returns
           -----------

       The General Partner shall designate an officer of the Partnership to be responsible for the preparation of all required federal, state, local and foreign tax returns for the Partnership. The General Partner shall deliver an Internal Revenue Service Form 1065 and drafts of any other federal, state or local partnership income tax returns (including related information returns) (collectively, the "Partnership Tax Returns"), prepared by the officer of the Partnership responsible for the preparation of the Partnership Tax Returns pursuant to this Section 2.11 by no later than May 1 of each year. On or before June 1 of that year, the SBC Limited Partner shall have the right to deliver a notice (an "Objection Notice") to the General Partner stating that the SBC Limited Partner objects to any information contained on or omitted from any draft Partnership Tax Return and setting forth an alternative tax treatment of the item or items disputed. If the SBC Limited Partner files an Objection Notice, the relevant Partnership Tax Return shall be filed in accordance with the alternative tax treatment described in the Objection Notice. The General Partner shall send to each Partner a final schedule K-1 by no later than June 15 of each year. No final Partnership Tax Return shall be amended without the prior written consent of the SBC Limited Partner, which consent may be withheld in the SBC Limited Partner's sole and absolute discretion.

     2.12  Banking
           -------

       All funds of the Partnership shall be deposited in its name in one or more separate accounts with such financial institutions as shall be designated by the General Partner. Funds of Partners or other Persons shall not be deposited in such Partnership accounts. The funds in such accounts shall be used solely for the Partnership's purposes. Withdrawals from, or checks drawn upon, such accounts shall require the signatures of such Persons as may be designated by the General Partner.

     2.13  Tax Matters Partner
           -------------------

       The "Tax Matters Partner," within the meaning of Code Section
6231(a)(7), of the Partnership shall be the General Partner. The General Partner shall promptly notify the SBC Limited Partner in writing upon receipt by the General Partner or the Partnership of notice of (i) any pending or threatened federal, state or local tax audits or assessments for which the General Partner is the Tax Matters Partner (the "Relevant Tax Audits"), (ii) any meeting with the Internal Revenue Service or the appropriate state or local tax authority regarding the Relevant Tax Audits, and (iii) any hearing or other proceeding relating to or arising out of the Relevant Tax Audits. The SBC Limited Partner shall be entitled to participate in all such meetings at its own expense. The General Partner shall send the SBC Limited Partner a draft of all written documents expected to be submitted to a relevant taxing authority, court or other entity in connection with the Relevant Tax Audits 10 days before such written document is required or expected to be submitted. The SBC Limited Partner shall make all final decisions regarding the Relevant Tax Audits (including whether and how to litigate and the contents of any written document submitted to any taxing authority). The General Partner shall not settle any Relevant Tax Audit or any litigation or other proceeding relating to or arising out of any Relevant Tax Audit without the prior written consent of the SBC Limited Partner, which consent may be withheld in the SBC Limited Partner's sole and absolute discretion. The Partners agree that the Partnership shall make an election under Code Section 6231(a)(1)(B)(ii) to apply the TEFRA rules to the Partnership.

     2.14  Reports.
           -------

     The General Partner shall furnish to the SBC Limited Partner:

          (a) within 20 days after the end of each month, unaudited summary financial information for the Partnership for such month and individual Capital Accounts reconciliations; and

          (b) within 60 days after the end of each fiscal year, a balance sheet and statement of operations and a statement of the Partners' capital for the Partnership for such year (audited by a firm of independent public accountants of recognized national standing chosen by the General Partner), and individual Capital Accounts reconciliations.

     2.15  Freedom of Action
           -----------------

       To the fullest extent permitted by law, the Limited Partners hereby expressly disclaim any fiduciary duties owed by the Limited Partners to the Partnership or to each other. Except as expressly provided herein, in the Strategic Agreement or in any other agreement between or among the Partners:

          (a) No Limited Partner or its Affiliates (other than the General Partner) shall have any obligation to the Partnership, the other Partners or Public Corp. to refrain from (i) engaging in activities similar or dissimilar to the Business or developing or marketing any products or services that compete, directly or indirectly, with those of the Partnership, (ii) investing in or owning any interest publicly or privately, or developing a business relationship, with any Person engaged in activities similar or dissimilar to the Business, or otherwise in competition with the Partnership, (iii) conducting business with any client or customer of the Partnership, or (iv) employing or otherwise engaging any officer or employee of the Partnership; provided, that, no Limited Partner may actively solicit any officer or employee of the Partnership without the consent of the Chief Executive Officer of Public Corp; provided, further, that, the foregoing provisions in this subsection (a) shall not modify any of the duties owed by such Limited Partners or their respective Affiliates to Public Corp. in their other capacities;

          (b) No Limited Partner, its Affiliates (other than the General Partner) or any of such Limited Partner's or its Affiliate's (other than the General Partner's) officers, directors, employees or former employees shall have any obligation, or be liable, to the Partnership or any of the Partners (i) for or arising out of the conduct described in Section 2.15(a) and (c) hereof, (ii) for exercising or failing to exercise its rights under this Agreement, or the Strategic Agreement, or (iii) for exercising or failing to exercise its rights as a partner of the Partnership. The Partnership and each Partner therefore waives, to the fullest extent permitted by law, any claim or cause of action against the Limited Partners or the Partnership asserting, in connection with the determination of any and all matters presented to the Limited Partners for action, breach of fiduciary duty or any other duty, or breach of any duty created by special circumstances arising out of this Agreement or the Partnership;

          (c) If any Limited Partner or any officer, director, employee or former employee (other than a Limited Partner's designees to the Board of Directors of Public Corp.) of any Limited Partner acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for both such Person (or its Affiliate (other than the General Partner)), on the one hand, and the Partnership, on the other hand, neither such Person nor its officers, directors, employees or former employees shall have any duty to communicate or offer such opportunity to the Partnership, and neither such Person nor its officers, directors, employees or former employees (other than (i) any former employee who is a current employee of the Partnership and
(ii) a Limited Partner's designees to the Board of Directors of Public Corp.) shall be liable to the Partnership for breach of any fiduciary or other duty, as a Partner or otherwise, by reason of the fact that such Person pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; and

          (d) To the extent that, at law or in equity, a Partner, its Affiliates, or any officer, director, employee or former employee of such Partner or its Affiliates (each, a "Covered Person" and collectively, the "Covered Persons") have duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, such Covered Person acting in connection with the Partnership's business or affairs, shall not be liable to the Partnership or to any Partner for such Covered Person's good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

     2.16  Tax Elections and Accounting
           ----------------------------

       Neither, the General Partner nor the Partnership shall make any tax elections or change any method of tax accounting without the prior written consent of the SBC Limited Partner, which consent may be withheld in SBC Limited Partner's sole and absolute discretion. If the SBC Limited Partner and the General Partner disagree on whether an election or change in method of tax accounting should be made, the Partnership shall make the election or change that minimizes or defers the recognition of income or maximizes or accelerates a deduction, credit or similar tax benefit.

                                    ARTICLE 3


                                   MANAGEMENT

     3.1  General Partner
          ---------------

          (a) The business, property and affairs of the Partnership shall be managed under the direction of the General Partner. The General Partner shall have the general power to manage or cause the management of the Partnership within the scope of the business purpose set forth in Section 1.3 and shall have the authority to delegate to any officer of the Partnership the authority to make any lawful decision on the Partnership's behalf. No Limited Partner shall have any power or authority to bind the Partnership.

          (b) Except as otherwise expressly provided herein, the General Partner (acting on behalf of the Partnership), shall have the right, power and authority, in the management of the business and affairs of the Partnership, to do or cause to be done any and all acts, at the expense of the Partnership, as the case may be, deemed by the General Partner to be necessary or appropriate to effectuate the business, purposes and objectives of the Partnership. The power and authority of the General Partner shall include, without limitation, the power and authority:

               (1) To pay, collect, compromise, litigate, arbitrate, or otherwise adjust or settle any and all other claims or demands of or against the Partnership or to hold such proceeds against the payment of contingent liabilities;

               (2) To borrow money or to obtain credit in such amounts, at such rate of interest and upon such other terms and conditions as the General Partner deems appropriate, recourse or nonrecourse, from banks, other lending institutions or any other Person, including the Partners, and pursuant to indentures, loan agreements or any other type of instrument, for any purpose of the Partnership and to secure payment of the principal of any such indebtedness and the interest thereon by mortgage, pledge, conveyance or assignment in trust of or grant security interest in the whole or any part of any or all of the property and assets of the Partnership;

               (3) To make, execute, assign, acknowledge and file on behalf of the Partnership any and all documents or instruments of any kind that the General Partner may deem necessary or appropriate in carrying out the purposes and business of the Partnership; and any Person dealing with the General Partner shall not be required to determine or inquire into its authority or power to bind the Partnership or to execute, acknowledge or deliver any and all documents in connection therewith;

               (4) To invest funds of the Partnership;

               (5) To employ and engage suitable agents, employees, advisors, consultants and counsel (including any custodian, investment advisor, accountant, attorney, corporate fiduciary, bank or other reputable financial institution, or any other agents, employees or Persons who may serve in such capacity for the General Partner or any Affiliate of the General Partner) to carry out any activities that the General Partner is authorized or required to carry out under this Agreement (subject to the supervision and control of the General Partner), including without limitation, a Person who may be engaged to undertake some or all of the general management, property management, financial accounting and recordkeeping or other duties of the General Partner and to indemnify such Persons against liabilities incurred by them in acting in such capacity as on behalf of the Partnership;

               (6) To qualify the Partnership to do business in any state, territory, dependency or foreign country; and

               (7) To possess and exercise any additional rights and powers of a General Partner under the partnership laws of the State of Delaware, including, without limitation, the Act and the Delaware Uniform Partnership Law (and any other applicable laws, to the extent not expressly prohibited by this Agreement).

          The expression of any power or authority of the General Partner in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement. Notwithstanding any of the foregoing, the Partnership shall be operated in such a manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

          (c) Notwithstanding the foregoing provisions of Sections 3.1(a) and
(b), the General Partner shall have no authority, without written approval of all of the Limited Partners to:

               (1) subject to Article VII, admit a new Limited Partner to the Partnership;

               (2) make any Capital Call or deliver to the Partners a Capital Call Notice;

               (3)  make any distributions;

               (4) institute any proceeding for Bankruptcy on behalf of the Partnership; or

               (5)  dissolve the Partnership.

          (d) Except as provided elsewhere in this Agreement (including the provisions regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

     3.2  Officers.
          --------

          (a) The officers of the Partnership (the "Officers") shall at all times be identical in name and title to the then officers of Public Corp. Any changes in the officers of Public Corp., whether by election, resignation, removal, death or otherwise, shall automatically and concurrently take effect with respect to the Officers of the Partnership. No Officer may resign from the Partnership unless such Officer concurrently resigns as an officer of Public Corp. Any resignation by an officer of Public Corp. shall constitute such officer's concurrent resignation as an Officer of the Partnership. The Chief Executive Officer of the Partnership and other Officers and employees of the Partnership shall develop and implement management policies consistent with the general policies and programs established by the management and the Chairman of the Board of Directors of Public Corp. for Public Corp.

          (b) Except to the extent set forth in this Agreement, the Officers shall have the duties of officers with comparable titles of a corporation for profit organized under the General Corporation Law of the State of Delaware.

                                    ARTICLE 4


                               ACTIONS BY PARTNERS

     4.1  Meetings.
          --------

     Meetings of the Partners, for any purpose or purposes, may be called by the General Partner or by any Partner and may be held at the principal office of the Partnership, at any location within the States of Texas or New York as determined by the General Partner or at any other location as determined by the General Partner. Notice of any such meeting shall be given to each Partner at least 10 and no more than 60 days prior to the date thereof. Such notice shall specify the date, time and place of such meeting and shall set forth an agenda of items to be discussed or acted upon at such meeting. Partners may participate in any meeting of the Partners by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other at the same time and participation by such means shall constitute a waiver of notice of such meeting, except when a Partner participates for the express purpose of objecting to the transaction of any business because such meeting has not been (or has allegedly not been) duly noticed.

     4.2  Quorum for Meetings and Vote of the Partners
          --------------------------------------------

       The presence in person or by proxy of each of the Limited Partners shall constitute a quorum at the Partners' meeting for the transaction of any business. No action of the Partners shall be valid in the absence of a quorum. Except as otherwise set forth in this Agreement, any action taken at a meeting of the Partners at which a quorum is present shall require approval of Partners holding all of the outstanding Partnership Interests present at such meeting. Nothing in this Section 4.2 shall be deemed to modify the requisite vote on any matter as provided in this Agreement.

     4.3  Written Action without a Meeting; Telephone Meetings
          ----------------------------------------------------

     Any action required or permitted to be taken at any meeting of the Partners may be taken without a meeting and without prior notice, if consent in writing to such action is provided by all Partners entitled to vote to approve such action. Such written consent or consents shall be filed with the books and records of the Partnership and made a part of the minutes of the meeting of the Partners. Action by written consent shall have the same force and effect as a vote of the Partners.

     4.4  Proxies.
          -------

     Each Partner may appear and vote at any meeting of the Partners, and may execute waivers of notice, consents, or approvals, through the agency of one or more Persons, provided such agents are authorized to so act on behalf of the Partner by the terms of a written proxy which has been executed by such Partner and delivered to the secretary of the Partnership. The secretary of the Partnership shall cause such written proxies to be filed with the books and records of the Partnership. If a written proxy authorizes an agent to appear and/or to vote at any meeting of the Partnership, such written proxy must be delivered to the secretary of the Partnership.

                                   ARTICLE 5


                          DISSOLUTION AND LIQUIDATION

     5.1  Events of Dissolution
          ---------------------

     The Partnership shall have a perpetual existence. Notwithstanding the foregoing, the Partnership shall be dissolved and its affairs shall be wound up upon the earliest occurrence of any of the following events (each an "Event of Dissolution"):

          (a) the entry of a decree of dissolution under Section 17-802 of the Act;

          (b) upon the written consent of the General Partner and the Limited Partners;

          (c) at such time as there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; and

          (d) any event that results in the General Partner's ceasing to be a general partner of the Partnership under the Act; provided, that, the Partnership shall not be dissolved and required to be wound up in connection with any such event if (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (ii) within 180 days after the occurrence of such event, the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership. The occurrence of the event described in Section 17-402(a)(4) or (5) of the Act shall not cause the General Partner to cease to be a general partner of the Partnership.

     5.2  Procedure Upon Dissolution.
          --------------------------

          (a) Upon the dissolution of the Partnership, the Liquidating Trustee appointed pursuant to Section 5.3 hereof shall immediately commence to wind up the Partnership's affairs, and shall proceed with reasonable promptness to liquidate the business of the Partnership;

          (b) If the Partnership is dissolved while its business is in progress, the winding up of the affairs of the business of the Partnership may include completion of any work in progress and any contracts in existence on the date of dissolution, provided that, the Liquidating Trustee shall use all reasonable efforts to terminate any such contracts as soon as practicable;

          (c) Except as otherwise required by the Act, upon the dissolution of the Partnership, the assets of the Partnership shall be applied in the following order:

              (i) To the satisfaction (whether by payment or by establishment of reasonable reserves thereof including for any contingent, conditional or unmatured liabilities or obligations of the Partnership) of debts and liabilities of the Partnership to creditors in the order of priority provided by law, and the expenses of dissolution and liquidation; and

             (ii) To the Partners in accordance with their respective positive Book Capital Account balances.

          (d) Reserves for any contingent, conditional or unmatured liabilities or obligations shall be held in trust by the Liquidating Trustee for the purpose of disbursing such reserves in payment of any such liabilities or obligations and, at the expiration of such period as the Liquidating Trustee shall deem advisable, to distribute the balance of the trust corpus in the manner herein provided.

          (e) Subject to subsection (c), upon the dissolution of the Partnership, all of the Partnership's Subscribers shall be divided among the SBC Limited Partner and Public Corp. in accordance with their respective positive Book Capital Account balances.

          (f) Subject to subsections (c) and (e), in making distributions pursuant to a dissolution of the Partnership and in the assignment of Subscribers, the Liquidating Trustee (i) shall use commercially reasonable efforts to allocate and to return to the Partners the assets contributed by such Partners to the Partnership and (ii) shall give due consideration to the Retail Local Loop Customers of SBC and the markets in which SBC operates; provided, that, each of the Partners shall assume all liabilities associated with the assets distributed to such Partner, and the allocation of assets to the Partners shall be based on the net value of such assets after taking into account such associated liabilities. The fair value of such assets shall be determined by the Liquidating Trustee in such manner as it deems appropriate. In furtherance of the foregoing, whenever assets are distributed in kind under this Agreement, a Partner shall accept a distribution of any asset in kind from the Partnership regardless of whether the percentage of the asset distributed to such Partner differs from the percentage in which such Partner otherwise shares in distributions from the Partnership.

     5.3  Liquidating Trustee
          -------------------

     The liquidating trustee of the Partnership shall be appointed by the General Partner or, if there is no General Partner, by a Person selected by the unanimous consent of the Limited Partners.

     5.4  Powers of the Liquidating Trustee
          ---------------------------------

     The Liquidating Trustee, subject to the provisions of Section 5.5 hereof, shall have full power and authority to, and shall, wind up the business and affairs of the Partnership, including without limiting the generality of the foregoing, full power and authority to:

          (a) sell, transfer, hypothecate, pledge or otherwise encumber or dispose of all or any part of the Partnership's assets for cash or a cash equivalent at such price and on such terms as the Liquidating Trustee shall determine to be necessary, appropriate or desirable in order to accomplish an orderly and prompt dissolution of the Partnership at the most favorable price and on the most favorable terms reasonably obtainable; provided, that, such sale, transfer, hypothecation, pledge, encumbrance or disposition of any such asset is in accordance with Sections 5.2(c), 5.2(d), 5.2(e) and 5.2(f) hereof;

          (b) represent and act for and on behalf of the Partnership in all matters, including, without limitation, the power and authority to engage professional and technical services including, without limitation, accountants, attorneys, appraisers, brokers and auctioneers, and to institute and defend any legal proceedings that may be pending or brought by or against the Partnership;

          (c) prepare, execute, file, record and publish on behalf of the Partners and the Partnership any agreements, documents or instruments relating to the dissolution and winding up of the business and affairs of the Partnership;

          (d) satisfy or pay or otherwise settle or discharge all of the debts, liabilities and other obligations of the Partnership;

          (e) distribute to the Partners any of the Partnership's assets, including without limitation, the proceeds of any sale of assets remaining after payment of debts, liabilities and other obligations in accordance with Sections 5.2(c), 5.2(d), 5.2(e) and 5.2(f) hereof; and

          (f) take all other action necessary, appropriate or incidental to the foregoing powers or to the performance of the duties of the Liquidating Trustee under this Agreement.

     5.5  Duties of Liquidating Trustee.
          -----------------------------

     The Liquidating Trustee shall devote such time as it deems reasonably necessary to wind up the Partnership in the manner provided in this Article 5. In addition, the Liquidating Trustee shall:

          (a) arrange for an independent certified public accountant to supervise a complete inventory and accounting of the Partnership's assets and liabilities as of the date of dissolution; and

          (b) prepare, file, publish and record in a timely manner all appropriate agreements, documents and instruments, including federal and state tax returns, to reflect the dissolution and termination of the Partnership and the cessation of the use of its name; obtain any necessary or desirable permits or other authorizations, including, without limitation, tax rulings relating to the dissolution and winding up of the Partnership or the disposition of its business, assets and goodwill; and, to the extent required by law, cancel any existing authorizations, licenses or permits and resolve or dispose of other matters relating to the dissolution and winding up as required by law and consistent with the purposes and provisions of this Agreement. In the performance of these duties, the Liquidating Trustee shall act diligently, honestly and in good faith and shall account to the Partners for any benefit or profits derived from transactions connected with the liquidation and winding up.

     5.6  Withdrawal of Limited Partners
          ------------------------------

     No Limited Partner shall have the right to voluntarily withdraw as a Limited Partner of the Partnership other than following a Transfer of all of its Units, which Transfer shall be in accordance with Article 7.

     5.7  Indemnification of Liquidating Trustee
          --------------------------------------

     To the fullest extent permitted by law, the Partnership shall indemnify the Liquidating Trustee as provided in Article 6 hereof.

     5.8  Contributions for Deficiencies
          ------------------------------

     No Partner shall have any obligation to restore a deficit balance in its Capital Account at any time, and such deficit shall not be considered as owed to the Partnership or any other Person for any purpose whatsoever.

                                   ARTICLE 6


                                INDEMNIFICATION

     6.1  General
          -------

     Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), arising out of the fact (a) that such Person is or was a General Partner, Limited Partner, Liquidating Trustee, officer, employee or agent of the Partnership or the General Partner, or a director, officer, employee, or agent of one or more of the Partners acting on behalf of the Partnership, or (b) that such Person is or was serving at the request of the Partnership as a general partner, limited partner, liquidating trustee, trustee, director, officer, employee or agent of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, "Another Enterprise" or "Other Enterprise"), whether either in case (a) or in case (b) the basis of such Proceeding is alleged action or inaction (x) in an official capacity as a general partner, limited partner, liquidating trustee, officer, employee or agent of the Partnership, or as an agent, employee, officer or director of one or more of the Partners acting on behalf of the Partnership or as a director, general partner, limited partner, liquidating trustee, trustee, director, officer, employee or agent of such Other Enterprise, or (y) in any other capacity related to the Partnership or such Other Enterprise while so serving as a director, general partner, limited partner, liquidating trustee, trustee, director, officer, employee or agent, is and shall be indemnified and held harmless by the Partnership to the fullest extent not prohibited by applicable law against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Person in connection therewith, unless such Person, in connection with a matter for which indemnification is sought, is found by a court of competent jurisdiction to have acted in a grossly negligent manner, to have committed willful malfeasance or fraud, or to have breached (taking into account the provisions of Section 2.15 hereof) such Person's duty to the Partnership or the Partners. The Persons indemnified by this Article 6 are hereinafter referred to as "Indemnitees."
Such indemnification as to such alleged action or inaction shall continue as to an Indemnitee who has after such alleged action or inaction ceased to be a General Partner, Limited Partner, Liquidating Trustee, officer, employee or agent of the Partnership, or agent, manager, employee, officer or director of one or more of the Partners acting on behalf of the Partnership, or director, officer, general partner, limited partner, liquidating trustee, trustee, employee or agent of Another Enterprise; and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Article 6:
(i) is a contract right; (ii) shall not be affected adversely as to any Indemnitee by any amendment of this Agreement with respect to any action or inaction occurring prior to such amendment; and (iii) subject to any requirements imposed by law, includes the right to be paid by the Partnership the expenses incurred in investigating, defending or settling any such Proceeding in advance of its final disposition, which expenses shall be paid promptly upon request of the Indemnitee; provided, however, that a Person shall have the right to require such advance payment by the Partnership only upon receipt by the Partnership of an undertaking by or on behalf of such Person to repay such amount to the Partnership if it is ultimately determined by a court of competent jurisdiction that the Person is not entitled to be indemnified by the Partnership under this Agreement.

     6.2  Nonexclusivity
          --------------

     The rights to indemnification and to the advancement of expenses conferred in this Article 6 are not exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, vote of Partners or otherwise.

     6.3  Enforcement
          -----------

     If a claim for indemnification hereunder is not paid in full by the Partnership within 60 days after it has been received in writing by the Partnership, except in the case of a claim for an advancement of expenses, in which case the applicable period is 20 days, the Indemnitee may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim. If successful as a whole or in part in any such suit, or in a suit brought by the Partnership to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. Neither the failure of the Partnership (including the General Partner, independent legal counsel or its Partners) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper under the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Partnership (including the General Partner, independent legal counsel or its Partners) that the Indemnitee has not met such applicable standard of conduct, creates or shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

     6.4  Insurance
          ---------

     The Partnership shall maintain insurance, at its expense, to protect itself and any Indemnitee against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Indemnitee against such expense, liability or loss; provided, that, the Partnership shall not be required to maintain such insurance if it cannot be obtained on commercially reasonable terms, as determined by the General Partner.

                                   ARTICLE  7


                            TRANSFERABILITY OF UNITS

     7.1  Transfer of Units.
          -----------------

          (a) No Limited Partner shall Transfer, or cause or permit to be Transferred, all or any portion of its respective Units, except for Transfers in compliance with this Article 7, and, to the fullest extent permitted by law, any purported Transfer in violation hereof shall be null and void. Upon any Transfer of any Units in accordance with this Agreement, the General Partner shall appropriately adjust (i) the number of Units owned by each Partner and the Percentage Interest of each Partner as set forth on Schedule 2.5 and (ii) each Partner's Capital Account.

          (b) A Limited Partner may Transfer, or cause or permit to be Transferred, all or any portion of its Units to any Person as long as (i) prior to any such Transfer, such Person shall agree in writing that such Person shall be bound by and subject to all of the terms and conditions of this Agreement and
(ii) if a Limited Partner makes any such Transfer to a wholly-owned Affiliate, such Limited Partner shall remain liable to the Partnership and the Partners to the same extent it was prior to such Transfer, unless otherwise required by law or regulation.

          (c) Notwithstanding anything in this Agreement to the contrary, the SBC Limited Partner may Transfer some or all of its Units to Public Corp. in exchange for Class A Common Stock in accordance with Article 8. Public Corp. shall receive such transferred Units in its capacity as the General Partner.

     7.2  Transfer of General Partner Interests.
          -------------------------------------

          The General Partner shall not Transfer, or cause or permit to be Transferred, all or any of its Units without the written consent of the Limited Partners.

                                    ARTICLE 8



                               UNITS; CERTIFICATES

     8.1  Certificates
          ------------

     Units shall be represented by a certificate or certificates, setting forth upon the face thereof that the Partnership is a limited partnership formed under the laws of the State of Delaware, the name of the Person to which it is issued and the number of Units which such certificate represents. Such certificates shall be entered in the books of the Partnership as they are issued, and shall be signed by the Chairman or the Chief Executive Officer of the Partnership. Upon any Transfer permitted under this Agreement, the transferring Partner shall (i) issue to the transferee a certificate representing the number of Units so transferred and (ii) surrender to the Partnership and the Partnership shall issue to the transferring Partner certificates representing the remaining Units, if any, held by such transferring Partner after taking into account such Transfer. All certificates representing Units (unless registered under the Securities Act of 1933, as amended (the "Securities Act")), shall bear the following legend:

            THE PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, GRANTED AN OPTION WITH RESPECT TO OR OTHERWISE DISPOSED OF, (I) UNLESS AND UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER, OPTION GRANT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND (II) UNLESS IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP (AS AMENDED AND RESTATED FROM TIME TO TIME), A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE PARTNERSHIP.

     8.2  Lost or Destroyed Certificates
          ------------------------------

     The Partnership may issue a new certificate for Units in place of any certificate or certificates theretofore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and subject reasonably satisfactory to the General Partner by the Person claiming the certificate to be lost or destroyed.

     8.3  Transfer of Units
          -----------------

     No Transfer of Units shall be valid as against the Partnership except upon surrender to and cancellation of the certificate therefor, accompanied by an assignment or transfer by the Partner, subject to any restrictions on Transfer contained in this Agreement.

     8.4  Exchange of Units
          -----------------

     (a) Each holder (other than Public Corp., or any of its Subsidiaries, including the Prodigy Limited Partner) of a Unit shall be entitled to exchange, at any time and from time to time, any or all of such holder's Units, for a number of fully paid and non-assessable shares of Class A Common Stock equal to the difference between (i) the number of shares of Class A Common Stock outstanding divided by (A) one minus (B) a fraction, the numerator of which shall be the Book Capital Account (as defined in Section 2.8(a)(i) and computed as if, immediately prior to the exchange, there was a Revaluation pursuant to
Section 2.8(e)) of such holder attributable to the Units exchanged at the time of the proposed exchange, and the denominator of which shall be the Book Capital Accounts (as defined in Section 2.8(a)(i) and computed as if, immediately prior to the exchange, there was a Revaluation pursuant to Section 2.8(e)) of Public Corp., including its Subsidiaries, and the Prodigy Limited Partner immediately after the exchange of Units (giving effect to Section 2.8(a)(vi)) and (ii) the number of shares of Class A Common Stock outstanding; provided, however, that from and after such time that the Book Capital Account of such holder equals the Imputed Capital Account of such holder, each holder (other than Public Corp. or any of its Subsidiaries, including the Prodigy Limited Partner) of a Unit shall be entitled to exchange, at any time and from time to time, any or all of such holder's Units, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Class A Common Stock. Such right shall be exercised by the surrender to Public Corp. of the certificate or certificates representing the Units to be exchanged at any time during normal business hours at the principal executive offices of Public Corp. or at the office of the Transfer Agent (as defined in the Certificate of Incorporation), accompanied by a written notice of the holder of such Units stating that such holder desires to exchange such Units, or a stated number of Units represented by such certificate or certificates, into the relevant number of shares of Class A Common Stock, and, if any such Class A Common Stock certificate is to be issued in a name other than that of the holder of the Unit or Units exchanged, by instruments of transfer to Public Corp., in form satisfactory to Public Corp. and to the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Section 8.4(e).

          (b) As promptly as practicable following the surrender for exchange of a certificate representing Units in the manner provided in Section 8.4(a), and the payment in cash of any amount required by Section 8.4(e), Public Corp. will deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such exchange, issued in such name or names as such holder may direct. Such exchange shall be deemed to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing Units. Upon the date any such exchange is made or effected, all rights of the holder of such Units as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of Public Corp. shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

          (c) In the event of a reclassification or other similar transaction approved in accordance with Article FIFTH, Clauses (f)(ii) and (g)(i) of the Certificate of Incorporation as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Units shall be entitled to receive upon exchange the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the exchange of any Unit; provided, however, that if a Unit shall be exchanged subsequent to the record date for the payment of a dividend or other distribution on Units but prior to such payment, then the registered holder of such Unit at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such Unit on such date notwithstanding the exchange thereof or the default in payment of the dividend or distribution due on such date.

          (d) Public Corp. covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding Units, such number of shares of Class A Common Stock that shall be issuable upon the exchange of all such outstanding Units. Public Corp. covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A

Common Stock may be issued upon exchange, Public Corp. will cause such shares to be so registered or approved, as the case may be. Public Corp. will use its best efforts to list the shares of Class A Common Stock required to be delivered upon exchange prior to such delivery upon the Nasdaq National Market and/or each national securities exchange upon which the outstanding Class A Common stock is listed at the time of such delivery. Public Corp. covenants that all shares of Class A Common Stock that shall be issued upon exchange of the Units will, upon issue, be validly issued, fully paid and non-assessable.

          (e) The issuance of certificates for shares of Class A Common Stock upon exchange of Units shall be made without charge to the holders of such Units for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the Units exchanged, then the person or persons requesting the issuance thereof shall pay to Public Corp. the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of Public Corp. that such tax has been paid or is not payable.

     8.5  Combinations and Subdivisions
          -----------------------------

     The Partnership will not in any manner subdivide (by any split, distribution, reclassification, recapitalization or otherwise) or combine (by reverse split, reclassification, recapitalization or otherwise) the outstanding Units unless an identical event is occurring with respect to the Class A Common Stock, in which event the Units shall be combined or subdivided concurrently with and in the same manner as the Class A Common Stock.

     8.6  Incentive Plans; Registered and Private Offerings.
          -------------------------------------------------

          (a) At any time Public Corp. issues a share of Class A Common Stock pursuant to an Employee Benefit Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur: (i) Public Corp. shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the product of (A) the current per share market price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised), and (B) a fraction, the numerator of which is equal to the number of Units held, as of such date, by Public Corp., and the denominator of which is equal to the number of Units held, as of such date, by Public Corp. and the Prodigy Limited Partner in the aggregate; (ii) Public Corp. shall be deemed to contribute to the capital of the Prodigy Limited Partner, and the Prodigy Limited Partner shall then be deemed to contribute to the capital of the Partnership, an amount of cash equal to the excess of the current per share market price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised) over the amount of cash deemed contributed to the capital of the Partnership by Public Corp. pursuant to clause (i) of this
Section 8.6(a) with respect to the issuance of such share of Class A Common Stock; (iii) the Partnership shall be deemed to purchase from Public Corp. a share of Class A Common Stock for an amount of cash equal to the amount of cash deemed contributed to the Partnership with respect to the issuance of such share, in the aggregate, by Public Corp. as set forth in clause (i) of this
Section 8.6(a) and by the Prodigy Limited Partner as set forth in clause (ii) of this Section 8.6(a) (and such share is deemed delivered to its owner under the Employee Benefit Plan); (iv) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by Public Corp. with respect to such share, if any, shall be concurrently transferred to the Partnership by Public Corp. (and such net proceeds so transferred shall not constitute a capital contribution); and (v) the Partnership shall issue to (A) Public Corp., in its capacity as the General Partner, the portion of a Unit, registered in the name of Public Corp., equal to a fraction, the numerator of which is equal to the number of Units held, as of the date of the deemed capital contributions referenced in clauses (i) and (ii) of this Section 8.6(a), by Public Corp., and the denominator of which is equal to the number of Units held, as of such date, by Public Corp. and the Prodigy Limited Partner in the aggregate, and (B) the Prodigy Limited Partner, in its capacity as a Limited Partner, the portion of a Unit, registered in the name of the Prodigy Limited Partner, equal to the excess of one (1) over the fraction specified in subclause (v)(A) of this Section 8.6(a). The Partnership shall retain any net proceeds that are paid directly to the Partnership.

          (b) At any time Public Corp. issues a share of Class A Common Stock pursuant to a primary public offering registered under the Securities Act or in a private placement (including in connection with any acquisition, business combination, merger or similar transaction), the following shall occur: (i) Public Corp. shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the product of (A) the fair market value of the net proceeds, assets or securities, received by Public Corp. with respect to such share, if any, and (B) a fraction, the numerator of which is equal to the number of Units held, as of such date, by Public Corp., and the denominator of which is equal to the number of Units held, as of such date, by Public Corp. and the Prodigy Limited Partner in the aggregate; (ii) Public Corp. shall be deemed to contribute to the capital of the Prodigy Limited Partner, and the Prodigy Limited Partner shall then be deemed to contribute to the capital of the Partnership, an amount equal to the excess of the fair market value of the net proceeds, assets or securities, received by Public Corp. with respect to such share, if any, over the amount of cash deemed contributed to the capital of the Partnership by Public Corp. pursuant to clause (i) of this Section 8.6(b); (iii) the net proceeds, assets or securities received by Public Corp. with respect to such share, if any, shall be concurrently transferred to the Partnership by Public Corp. (and such net proceeds so transferred shall not constitute a capital contribution); and (iv) the Partnership shall issue to (A) Public Corp., in its capacity as the General Partner, the portion of a Unit, registered in the name of Public Corp., equal to a fraction, the numerator of which is equal to the number of Units held, as of the date of the deemed capital contributions referenced in clauses (i) and (ii) of this Section 8.6(b), by Public Corp., and the denominator of which is equal to the number of Units held, as of such date, by Public Corp. and the Prodigy Limited Partner in the aggregate, and (B) the Prodigy Limited Partner, in its capacity as a Limited Partner, the portion of a Unit, registered in the name of the Prodigy Limited Partner, equal to the excess of one (1) over the fraction specified in subclause (iv)(A) of this Section 8.6(b).

                                    ARTICLE 9


                                  MISCELLANEOUS

     9.1  Amendment of this Agreement
          ---------------------------

     Other than the right of the General Partner to adjust the number of Units and Percentage Interests set forth in Schedule 2.5 hereto in accordance with this Agreement, this Agreement may be amended only upon the unanimous approval thereof by the Partners.

     9.2  Governing Law
          -------------

     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

     9.3  Counterparts
          ------------

     This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and may be executed by facsimile signature. All counterparts shall collectively constitute one and the same Agreement.

     9.4  Headings; Recitals
          ------------------

     The descriptive headings of this Agreement and its Schedules and Exhibits and the recitals herein are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

     9.5  Integration
          -----------

     This Agreement, including the Schedules and Exhibits hereto and all other documents referenced herein or contemplated hereby, constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superceded and canceled by this Agreement.

     9.6  Severability
          ------------

     In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable Order or judgment (each such provision, an "invalid provision"), then such provision shall be severed from this Agreement and shall be inoperative, and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

     9.7  Notices
          -------

     In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered: (a) if delivered in person, on the date of such delivery; (b) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail; or (c) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission provided that notice is also sent on the same day by one of the methods set forth in (a) or
(b) above. Such notice or other communication shall be sent to the following address(es) (or such other address(es) as the relevant party may designate from time to time in writing):

          If to the SBC Limited Partner:

               James S. Kahan
               Senior Vice President
               Corporate Development
               SBC Communications Inc.
               175 East Houston Street
               San Antonio, Texas 78705

               Telecopy: (210) 351-5034
               Telephone: (210) 351-5030

               With copies, which shall not constitute notice, to:

               Senior Counsel - M&A
               SBC Communications Inc.
               175 East Houston Street
               San Antonio, Texas 78705

               Telecopy: (210) 351-3488
               Telephone: (210) 351-3445

               Joseph B. Frumkin, Esq.
               Keith A. Pagnani, Esq.
               Sullivan & Cromwell
               125 Broad Street
               New York, New York 10004

               Telecopy: (212) 558-3588
               Telephone: (212) 558-4000


          If to the Partnership, Public Corp. or the Prodigy Limited Partner:

               Prodigy Communications Corporation
               44 South Broadway
               White Plains, New York 10601

               Telecopy:  (914) 448-8198
               Telephone: (914) 448-8000
               Attention:    Andrea S. Hirsch
                    Executive Vice President
                    Business Development
                    and General Counsel

               With a copy, which shall not constitute notice, to:

               David A. Westenberg, Esq.

               Hale and Dorr LLP
               60 State Street
               Boston, Massachusetts 02109

               Telecopy: (617) 526-5000
               Telephone: (617) 526-6000

     9.8  Further Assurances
          ------------------

     In addition to any other obligations set forth in this Agreement, each party agrees to take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other party for the implementation or continuing performance of this Agreement. Unless otherwise expressly set forth herein, any agreement by a party to take or refrain from taking any action shall constitute an agreement by such party to cause each of its subsidiaries, and to use all reasonable best efforts to cause each of its Affiliates, to so act or refrain from acting.

     9.9  No Third Party Beneficiaries
          ----------------------------

     This Agreement is entered into solely among, and may be enforced only by, the parties hereto. This Agreement shall not be deemed to create any rights in any third parties, including suppliers, customers and employees of any party, or to create any obligations of a party to any such third parties. Notwithstanding the foregoing, any Person entitled to indemnification hereunder shall be deemed to be an express third party beneficiary hereof with respect to all matters relating to such indemnification, and may enforce the provisions of this Agreement relating thereto to the same extent as if such Person were a party hereto.

     9.10  Assignment
           ----------

     Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto. Any attempted assignment that does not comply with this Section 9.10 shall be void.

     9.11  Successors and Assigns
           ----------------------

     This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each party hereto.

     9.12  No Agency
           ---------

     Each of the parties hereto shall have no right, power or authority to assume or create any obligation or responsibility on behalf of any of the other parties.

     9.13  Consent to Jurisdiction; Venue; WAIVER OF JURY TRIAL
           ----------------------------------------------------

     The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal court of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents governed by Delaware law referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and, to the

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

fullest extent permitted by law, agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 9.7 of this Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

     9.14  Equitable Remedies
           ------------------

     Each party acknowledges that no adequate remedy of law would be available for any breach of this Agreement, and any breach of any Section or Article of this Agreement by one party would irreparably injure the other party or parties and accordingly agrees that in the event of a breach of any Section or Article of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without bond or security being required), and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably harmed.

     9.15  Principles of Construction
           --------------------------

     In this Agreement and all other attached Schedules, Exhibits or Attachments to this Agreement, unless otherwise expressly indicated or required by the context:

          reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

          references in this Agreement to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re-enacted, redesignated, amended or extended from time to time and references herein or in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms;

          defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

          the words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term;

          accounting terms used herein but not defined herein shall have their respective meanings provided under GAAP;

          the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or its Schedules or Exhibits shall refer to this Agreement and its Schedules and Exhibits as a whole and not to any particular provision hereof or thereof, as the case may be; and

          any reference herein to a time of day means the time of day in New York, New York.

     9.16  No Waiver of Rights
           -------------------

     No failure or delay on the part of a party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. No waiver shall be effective unless in writing signed by the waiving party.

     9.17  Force Majeure
           -------------

     If any circumstance beyond the reasonable control of any party occurs which delays or renders impossible the performance of that party's obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such party shall notify the other parties in writing as soon as practicable, but in no event more than ten days, after the occurrence of such force majeure. In such event, the parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such party who fails because of force majeure to perform its obligations hereunder shall use commercially reasonable efforts to implement work-arounds or otherwise minimize the length of the delay and to resume promptly performance upon the cessation of the force majeure. Events of force majeure shall include war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, power outages, and acts of God; provided, however, that, in the event that a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder and could be considered an event of force majeure, the characterization of such change in law, rule or regulation as an event of force majeure shall be without prejudice to the obligations of the parties under
Section 9.6 above.

     9.18  Negotiated Terms
           ----------------

     Each party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between the parties of all risks (both known and unknown) associated with the transactions contemplated by this Agreement.

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

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

                         GENERAL PARTNER

                         PRODIGY COMMUNICATIONS CORPORATION


                         By:  /s/ Andrea S. Hirsch
                             ------------------------------
                             Name:  Andrea S. Hirsch
                             Title: Executive Vice President and General Counsel

                         LIMITED PARTNERS

                         PRODIGY TRANSITION CORPORATION


                         By:  /s/ Andrea S. Hirsch
                             ------------------------------
                             Name:  Andrea S. Hirsch
                             Title: Vice President and General Counsel

                         SBC INTERNET COMMUNICATIONS, INC.


                         By:  /s/  Stephen A. McGaw
                             ------------------------------
                             Name:  Stephen A. McGaw
                             Title:   President

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